CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 25, 2013, accompanying the financial statements of Long-Term Investment Grade Trust, Series 4 (included in Van Kampen Focus Portfolios, Taxable Income Series 15) as of July 31, 2013, and for each of the three years in the period ended July 31, 2013 and the financial highlights for each of the five years in the period ended July 31, 2013, contained in this Post-Effective Amendment No. 11 to Form S-6 (File No. 333-89918) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 25, 2013